UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2006

CCC Information Services Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	000 - 28600	54-1242469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Trade Center Chicago
444 Merchandise Mart
Chicago, Illinois 60654

(Address of Principal Executive Offices)

312-222-4636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 19, 2006, CCC Information Services Inc., a subsidiary of CCC Information Services Group Inc., and one of its customers signed a settlement agreement with the plaintiffs in a class action suit pending in the Second Judicial District Court of the State of Nevada. This suit, In re Pak, et al v Farmers Group, Inc. and Farmers Insurance Exchange, Case No. CV98-04873, relates to claims of a national class of customers insured by Farmers who made total loss claims during the period January 28, 1989 to January 20, 2006 for which Farmers obtained a valuation from CCC. This settlement includes no admission of liability or wrongdoing by CCC or its customer. In connection with the settlement, CCC has agreed to pay notice and administration fees and certain other costs associated with the settlement. The Company estimates that these costs will total approximately $2.9 million, consistent with the charge that the Company took in the third quarter of 2005 related to this matter. Other settlement costs, including claims by class members, will be paid by Farmers. The Court granted preliminary approval of the settlement on January 20, 2005, and the settlement remains subject to final Court approval. The Company anticipates that a final approval hearing will take place in September 2006. For additional information concerning this litigation, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2006	CCC INFORMATION SERVICES GROUP INC.

	By:	/s/ David D. Merritt
David D. Merritt
Assistant General Counsel and
Assistant Secretary